Exhibit 10.52




May 26, 1999



Mr. William H. Marquard
417 Greenleaf Avenue
Wilmette, IL 60091

Dear Bill:

I am very pleased to extend to you the following offer of employment on behalf of Fleming. We are looking forward to having you join our Company on or about June 1, 1999.

Position:  Executive Vice President, Business Development

Base Salary: $400,000 per year paid in accordance with Fleming's normal payroll practices.

Incentive Compensation: Your incentive will be based upon Fleming's sales and earnings. Your target bonus potential is 65%
of your base pay, and you will have potential of up to 130%
(prorated for 1999 to reflect start date). Incentive awards are consistent with the guidelines of the Fleming Incentive
Compensation Program.

Stock Options: A grant of 200,000 shares to be awarded pursuant to Fleming's stock option plans. The options will vest 25% per year over four years on grant anniversary dates.

Restricted Stock: You will receive 20,000 shares of restricted stock, vesting 50% on the first anniversary date of the grant and the balance on the second anniversary date. The Company will arrange for an appropriate tax gross-up based on the initial value of the grant on a mutually acceptable timetable.

Change of Control: You will receive a Change of Control Employment Agreement which will provide for three years' employment following a change of control. In the event you are terminated during the interim other than for cause, you will receive 2.99 times a formula comprised of salary and bonus. The contract also provides a thirty-day window one year after the change of control during which you may leave for any reason and still receive the termination compensation. Upon a change of control, all stock options and restricted stock you hold will vest. The agreement also provides for a gross-up payment equal to any excise taxes imposed under Section 4999 of the Internal Revenue Code in connection with a change of control.

Severance: The Company will provide you 24 months of base salary and benefit continuation if you are involuntary terminated for any reason other than cause during your first 60 months of continuous employment with Fleming. The severance will not apply in the event of death, disability, termination for cause, or your voluntary decision to leave the Company.

As a corporate officer, you will be covered, as are all other corporate officers, under the Company's directors and officers liability insurance policy.

Relocation: You will receive up to $2,000 per month, cumulatively, for up to two years (or a maximum of $48,000) to enable you to secure a furnished apartment. We will also pay to move your personal belongings to a permanent location.

You will receive a monthly transportation allowance of $700 for 36 months to be grossed up at the end of each month.

Benefits: You will receive the standard benefits provided through Company programs.

The above serves as our offer on your proposed compensation package but is not to be considered a contract of employment or a guarantee of employment. A suitable employment contract reflecting these terms will be provided in due course.

Bill, we hope you agree that this is an outstanding package. We believe Fleming has a tremendous future, and we are excited to have you on the team.

Very truly yours,

MARK S. HANSEN
Mark S. Hansen

MSH/ds

c:   David Almond
     Dee Jerome
     Scott Northcutt

Reviewed and accepted as specified above:

WILLIAM H. MARQUARD
William H. Marquard

June 1, 1999
Date